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                                                                   Exhibit 17.4

                                JOHN A. SHIELDS
                                2749 LANDON ROAD
                           SHAKER HEIGHTS, OHIO 44122

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                            TELEPHONE (216) 781-7493
                            FACSIMILE (216) 464-1684



April 13, 2000


Mr. Fred A. Erb
Chairman of the Board of Directors
DIY Home Warehouse, Inc.
44 East Long Lake Road
Bloomfield Hills, MI  48305

Dear Fred,

Based on Ira Jaffe's letter of February 28th, and our subsequent discussion, I believe it is appropriate for me to resign immediately from the Board of Directors of DIY Home Warehouse, Inc.

As we discussed, I also believe it is important for the public shareholders to be represented by outside Board members, and encourage you to seek to fill the vacated outside Board seats.

I have very much enjoyed our relationship during my tenure as a member of the Board of Directors and wish all associated with DIY the best possible success.

Very truly yours,


/s/John A. Shields
John A. Shields